Exhibit 99.1

                                  News Release

                     BROOKE CORPORATION LISTING ANNOUNCEMENT

OVERLAND PARK, K.S., May 21, 2003--Brooke Corporation (OTC Bulletin Board: BOKE)
- Kyle Garst, Vice President and Investor Relations Director of Brooke Corporation is pleased to announce that the Company has completed all requirements for listing its common stock on the American Stock Exchange, LLC and will begin trading these shares effective May 29, 2003 under the trading symbol (AMEX: BXX). Brooke Corporation's common stock is currently traded under the trading symbol (OTCBB: BOKE) and will continue to do so through May 28, 2003.

In making the AMEX listing announcement, Mr. Garst stated, "The transition from the OTC Bulletin Board to the American Stock Exchange is an exciting step for the organization and our shareholders. The added benefits of a national listing with AMEX, coupled with recent increases in earnings and share price, eliminates many barriers to obtaining a broader range of market participants in our company stock."

In addition to the stock listing, Robert D. Orr, Chairman and CEO of Brooke Corporation will ring the opening bell and address the trading floor to initiate the Company's first day of trading on the AMEX. Opening bell ringing ceremonies begin at 9:28 a.m. eastern time on May 29, 2003 and can be viewed later that day on the American Stock Exchange's website at www.amex.com.

About our  Company....  Brooke  Corporation is the parent company of a family of companies that serves the insurance and financial services marketplace. Through Brooke Franchise Corporation, Brooke benefits from a rapidly growing system of franchise agents specializing primarily in property and casualty insurance but also life, health, securities, and lending brokerage services. The Company believes that franchise agents, as independent business owners, will distribute financial services more efficiently than others in the marketplace. To compliment expanding franchise operations, Brooke also offers facilitator services such as consulting, lending, and brokerage services through Brooke operating subsidiaries.

Contact.... Sherisa Coomes, cooms@brookecorp.com or (785) 543-3199, Ext 197

Email  Distribution....  If you would like to receive  electronic  press release
information    directly    from   Brooke    Corporation    then   please   email
investments@brookecorp.com and provide your email address.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forwarding-looking statements shall be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.